Exhibit 99.1

FOR IMMEDIATE RELEASE

CCC INFORMATION SERVICES GROUP INC. STOCKHOLDERS

APPROVE MERGER TRANSACTION

CHICAGO, February 9, 2006 – CCC Information Services Group Inc. (Nasdaq: CCCG), a leading supplier of advanced software, communications systems, Internet and wireless-enabled technology solutions to the automotive claims and collision repair industries, announced that, at a special meeting held today, the Company’s stockholders voted to adopt the merger agreement with entities affiliated with Investcorp, a global investment group. The merger is anticipated to be completed on Friday, February 10, 2006, subject to the satisfaction of closing conditions. The terms of the merger are governed by the Agreement and Plan of Merger dated as of September 21, 2005 by and among CCC, Cougar Holdings, Inc. and its wholly owned subsidiary, Cougar Merger Sub, Inc. CCC common stockholders will be entitled to receive $26.50 in cash, without interest for each share of common stock in the merger. Holders of Series F Preferred Stock will be entitled to receive $1.00 in cash, plus accrued and unpaid dividends, if any, without interest, for each share of Series F Preferred Stock in the merger.

About CCC

CCC Information Services Group Inc. (NASDAQ: CCCG), headquartered in Chicago, is a leading supplier of advanced software, communications systems, Internet and wireless-enabled technology solutions to the automotive claims and collision repair industries. Its technology-based products and services optimize efficiency throughout the entire claims management supply chain and facilitate communication among approximately 21,000 collision repair facilities, 350 insurance companies, and a range of industry participants. For more information about CCC Information Services, visit CCC’s Web site at www.cccis.com.

About Investcorp

Investcorp is a global investment group with offices in London, New York and Bahrain. The firm has four lines of business: corporate investment, real estate investment, asset management and technology investment. It was established in 1982 and has since completed transactions with an aggregate value of approximately $28 billion. In Europe, Investcorp and its clients currently own corporate investments that include Polyconcept, APCOA, Hilding Anders and Minimax. In the United States, Investcorp and its clients currently own corporate investments that include American Tire, Associated Materials and SourceMedia. Further information is available at www.investcorp.com.

* * *

Certain statements in this communication, including statements regarding the proposed merger, are forward-looking and may involve a number of risks and uncertainties. Certain factors that could cause actual events not to occur as expressed in the forward-looking statements include, but are not limited to, the failure to satisfy various conditions contained in the merger agreement. Other risks and uncertainties concerning CCC’s performance are set forth in reports and documents filed by CCC with the SEC from time to time. Please use caution in placing reliance on forward-looking statements. CCC has based these forward-looking statements on information currently available and disclaims any intention or obligation to update or revise any forward-looking statement.

###

Contact Information:

For CCC:

Media Contact:

Michelle Hellyar

CCC Information Services

312-229-2830

Investor Contact:

Patrick Donoghue

CCC Information Services

312-229-2984

For Investcorp:

Todd Fogarty

Kekst and Company

212-521-4854

2